Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

February 24, 2010

Contact: Keith Schroeder

Chief Financial Officer

(918) 824-4605

ORCHIDS PAPER PRODUCTS COMPANY REPORTS HIGHER FOURTH QUARTER AND FULL YEAR RESULTS

PRYOR, OKLAHOMA (February 24, 2010) – Orchids Paper Products Company (NYSE Amex: TIS) today reported net income for the three months ended December 31, 2009 of $3.2 million, or $0.40 per diluted share, compared with $2.3 million or $0.34 per diluted share, in the same period in 2008.   For the full year of 2009, net income was $13.6 million, or $1.89 per diluted share, an increase of $8.4 million compared to net income of $5.2 million, or $0.79 per diluted share, for the full year of 2008.  The earnings per share figure for both periods in 2009 include the effects of the follow-on offering of 862,500 shares of common stock completed in the third quarter of 2009.

Three-month period ended December 31, 2009

Net sales in the quarter ended December 31, 2009 were $23.6 million, a decrease of $700,000 or 3%, compared to $24.3 million in the same period of 2008.  Net sales of converted product were $20.9 million in the 2009 quarter, slightly under the $21.1 million in the same quarter last year.  Net sales of parent rolls were $2.7 million in the fourth quarter of 2009, a decrease of $430,000, or 14%, compared to $3.2 million of parent roll sales in the same quarter last year.  The 1% decrease in converted product sales resulted from a decrease of approximately 2.5% in net selling prices of converted product which was somewhat offset by a 1% increase in converted tonnage shipped.    Net sales of parent rolls were negatively affected by a 27% decrease in net selling price which was partially offset by an 18% increase in the tonnage shipped.

Earnings before interest, taxes, depreciation and amortization (EBITDA) in the quarter ended December 31, 2009 was $5.7 million, an increase of $1.3 million or 31%, compared to $4.4 million in the same period in the prior year.  As a percent of net sales, EBITDA was 24.3% in the 2009 quarter compared with 18.0% in the 2008 quarter.

Gross profit for the fourth quarter of 2009 was $6.3 million, an increase of $937,000 or 17%, when compared with a gross profit of $5.4 million in the comparable prior year quarter.   Gross profit as a percent of net sales was 27% in the fourth quarter of 2009 compared to 22% for the same period in 2008.  As a percent of net sales, gross profit increased primarily due to lower waste paper prices and lower converting direct labor costs, which were partially offset by lower selling prices and higher converting overhead costs.    Cost of waste paper in the fourth quarter of 2009 was 15% lower than the costs incurred in the same quarter of 2008, resulting in lower waste paper costs of approximately $790,000.  Following a sharp drop in waste paper prices in the first half of 2009, waste paper prices began to increase in July 2009 through February 2010.  As a result, compared to the third quarter of 2009, the cost of waste paper increased in the fourth quarter of 2009 by approximately $700,000 or 20%.

Selling, general and administrative expenses in the fourth quarter of 2009 totaled $1.7 million, slightly less than the $1.8 million of selling, general and administrative expenses incurred in the fourth quarter of 2008.   Lower costs associated with recruitment and relocation and lower professional fees were somewhat offset by higher franchise tax costs and employee-related costs.  As a percent of net sales, selling, general and administrative expenses decreased to 7.0% for the quarter ended December 31, 2009, compared to 7.5% in the prior year quarter.

Interest expense for the fourth quarter of 2009 totaled $224,000 compared to interest expense of $321,000 in the same period in 2008.  This decrease was mainly driven by lower LIBOR interest rates.

As of December 31, 2009, the full year effective tax rate is estimated to be 32.3%.  As a result, the effective rate for the fourth quarter of 2009 was 29.3%.

Twelve-month period ended December 31, 2009

Net sales increased 6% to $96.0 million in the twelve months ended December 31, 2009, compared to $90.2 million in the same period of 2008.  Net sales of converted product increased for the twelve months ended December 31, 2009, by $11.7 million, or 16%, to $86.6 million compared to $74.9 million in the same period last year.  Net sales of converted product increased in the 2009 period due to a 11% increase in net selling prices and a 6% increase in shipment volume.  Net sales of parent rolls decreased $5.9 million, or 39%, to $9.3 million in the twelve months ended December 31, 2009 compared to $15.2 million in the same period last year.  The decrease in net sales of parent rolls in the 2009 period was due to a 23% decrease in tonnage and a 21% decrease in net selling prices.

EBITDA increased $12.5 million to $24.4 million in the twelve months ended December 31, 2009, compared to $11.9 million in 2008 period.    As a percent of net sales, EBITDA was 25.4% in the 2009 full-year period compared with 13.2% in the 2008 period.

Gross profit for the twelve months ended December 31, 2009, was $28.0 million, an increase of $13.0 million, or 87%, when compared with a gross profit of $15.0 million in the comparable prior year period.   Gross profit as a percent of net sales increased to 29.2% in the 2009 period compared to 16.6% for the same period in 2008.  As a percent of net sales, gross profit increased in the 2009 period primarily due to lower waste paper costs, higher selling prices and shipment volumes of converted products and lower converting direct labor costs being partially offset by higher converting overhead costs.

Selling, general and administrative expenses in the twelve months ended December 31, 2009, totaled $7.3 million, an increase of $1.0 million, or 17%, when compared with selling, general and administrative expenses of $6.3 million in the same period of  2008.   Increased accruals under the Company’s incentive bonus plan, increased converted product sales commissions, an increase in stock option expense primarily due to a higher market price of the Company’s stock, and increased professional and legal expenses accounted for most of the variance.  As a percent of net sales, selling, general and administrative expenses increased to 7.7% for the twelve-month period ended December 31, 2009 compared to 6.9% in the prior year period.

Interest expense for the twelve months ended December 31, 2009, totaled $692,000 compared to interest expense of $1.4 million in the same period in 2008.  Lower LIBOR rates and lower margins over LIBOR drove the favorable variance.

Mr. Robert Snyder, President and Chief Executive Officer, stated, “We are very pleased with our results for 2009.  We made significant improvements in overall sales and converting production, while at the same time, continued to strengthen our balance sheet.  The current economic climate has us facing the dual challenges of inventory corrections being made by our customers, along with increasing input costs, mainly due to higher fiber, or waste paper costs.  At the same time, we remain very optimistic about the future due to our enhanced sales opportunities.  We offer a great product, our new state-of-the-art converting line is slated to start up by the end of the second quarter of 2010, and our existing facility continues to benefit from our on-going efficiency programs.  These will allow us to increase our product offerings to new and existing customers through improved product quality and increased configuration offerings, and to enter higher tier, higher margin markets.”

Conference Call/Webcast

As announced, the Company will hold a teleconference to discuss its fourth quarter earnings at 11:00 a.m. (ET) on Thursday, February 25, 2010.  All interested parties may participate in the teleconference by calling 888 419 5570 and providing pass code 325 935 22.  A question and answer session will be part of the teleconference’s agenda.  Those intending to access the teleconference should dial in fifteen minutes prior to the start.  The call may also be accessed live via webcast through the Company’s website at www.orchidspaper.com under “Investors.”  A replay of the teleconference will be available for 30 days on the Company’s website.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures.  A non-GAAP financial measure is a numerical measure of a Company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, balance sheet or statement of cash flows of the Company.  The two non-GAAP financial measures used within this press release are 1) EBITDA and 2) Net Debt.

EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or a measure of our liquidity.  EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization.  Management believes EBITDA facilitates operating performance comparisons from period to period and company to company by eliminating potential differences caused by variations in capital structures (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense).

Net Debt is not a measurement of financial performance under GAAP and should not be considered as an alternative to total debt outstanding, total liabilities or any other performance measure derived in accordance with GAAP.  Net Debt represents total debt outstanding reduced by cash and cash equivalents on hand.  Management believes the presentation of Net Debt provides the reader with additional information regarding the Company’s liquidity and debt leverage positions.

Forward-Looking Statements

This release contains forward-looking statements that involve certain contingencies and uncertainties.  The Company intends these forward-looking statements to be covered by the safe harbor provision for forwarding-looking statements contained in the Private Securities Litigation Reform Act of 1995.  These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.  In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology.  Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements.  These statements are only predictions.

Factors that could materially affect the Company’s actual results, levels of activity, performance or achievements include, without limitation, those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 as filed with the Securities and Exchange Commission on March 12, 2009 and the Company’s Quarterly Report on the Form 10-Q for the quarterly period ended June 30, 2009 as filed with the Securities and Exchange Commission on August 13, 2009.

The Company’s actual results may be materially different from what it expects.  The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company’s situation may change in the future.  All of the forward-looking statements herein are qualified by these cautionary statements.

About Orchids Paper Products Company

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the private label consumer market.  The Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins.  From its operations in Pryor, Oklahoma, Orchids Paper Products Company uses recycled waste paper to produce finished tissue products that it provides to retail chains throughout the central United States.  For more information on the Company and its products, visit the Company’s website at http://www.orchidspaper.com.

Orchids Paper Products Company

Selected Financial Data

(in thousands, except net selling price per ton, tonnage, cost per ton and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Converted Product Net Sales	$20,895	$21,130	$86,645	$74,927
Parent Roll Net Sales	2,740	3,170	9,318	15,275
Net Sales	$23,635	$24,300	95,963	$90,202
Cost of Sales	17,297	18,899	67,936	75,196
Gross Profit	6,338	5,401	28,027	15,006
Selling, General and Administrative Expenses	1,654	1,833	7,343	6,259
Operating Income	4,684	3,568	20,684	8,747
Interest Expense	224	321	692	1,361
Other Income	(15)	(1)	(24)	(10)
Income Before Income Taxes	4,475	3,248	20,016	7,396
Provision for Income Taxes	1,310	978	6,464	2,205
Net Income	$3,165	$2,270	$13,552	$5,191

Average number of shares outstanding, basic	7,391,782	6,328,986	6,771,189	6,328,460
Average number of shares outstanding, diluted	7,831,150	6,493,952	7,176,534	6,541,509

Net income per share:
Basic	$0.42	$0.36	$2.00	$0.82
Diluted	$0.40	$0.34	$1.89	$0.79

EBITDA Reconciliation:
Net Income	$3,165	$2,270	$13,552	$5,191
Plus: Interest Expense	224	321	692	1,361
Plus: Income Tax Expense	1,310	978	6,464	2,205
Plus: Depreciation	1,043	812	3,684	3,122
Earnings Before Interest, Income Tax and Depreciation and Amortization (EBITDA)	$5,742	$4,381	$24,392	$11,879

Operating Data:
Total Tons Shipped	13,874	13,184	52,355	54,207
Net Selling Price per Ton	$1,704	$1,843	$1,833	$1,664
Total Paper Cost per Ton Consumed	$745	$768	$689	$795
Total Paper Cost	$10,734	$10,944	$36,497	$44,184

Cash Flow Data:
Cash Flow Provided by (Used in):
Operating Activities	$6,812	$4,807	$20,872	$8,508
Investing Activities	$(5,164)	$(2,767)	$(34,220)	$(6,926)
Financing Activities	$(733)	$(2,041)	$14,569	$(1,574)

	As of
	December 31,	December 31,
Balance Sheet Data:	2009	2008
Cash Plus Short Term Investments	$19,741	$11
Working Capital	$24,195	$3,453
Net Property, Plant and Equipment	$72,691	$60,659
Total Assets	$107,899	$74,482
Total Debt	$23,275	$24,065
Total Stockholders' Equity	$63,120	$33,562

	As of
	December 31,	December 31,
Net Debt Reconciliation:	2009	2008
Current Portion Long Term Debt	$3,742	$2,998
Long Term Debt	19,533	21,067
Total Debt	$23,275	$24,065
Less Cash	(1,232)	(11)
Less Short Term Investments	(18,509)	–
Net Debt	$3,534	$24,054